BF Borgers CPA PC
Certified Public Accountants

5400 W Cedar Ave
Lakewood, CO 80226
Telephone: 303.953.1454
Fax: 303.945.7991

January 14, 2022

United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549

Re: Altitude International Holdings, Inc.

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated January 14, 2022, of Altitude International Holdings, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

B F Borgers CPA PC

BF Borgers CPA PC
Certified Public Accountants
Lakewood, CO